Exhibit 99.1

NEWS RELEASE for October 30, 2007 at 4:15 pm EDT

CLARIENT GENERATES 52% REVENUE INCREASE IN THIRD QUARTER 2007

Gross Margins Improve 16% on Higher Volumes

Aliso Viejo, CA, October 30, 2007 — Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the third quarter ended September 30, 2007. Revenue from continuing operations was $12.1 million for the third quarter of 2007, an increase of 52 percent compared to $7.9 million in the comparable period in 2006.  Revenue from continuing operations consists of revenue from Clarient’s core diagnostic services business.  A combination of the service mix distribution and increased overall volume resulted in a 17 percent sequential revenue growth over the second quarter of 2007.  The quarterly revenue marks the 13th consecutive quarter that Clarient has enjoyed sequential quarterly growth.

“The third quarter marked the three-year anniversary for our management team’s arrival, and I am extremely proud of the outstanding progress we have made over this period,” Andrews said.  “The divestiture of our instrument systems business in March has allowed us to focus all of our organizational energy on rapidly expanding our technology empowered service business.  Given the traditional third quarter seasonality in our industry, posting another quarter of sequential, double-digit growth during this period is very encouraging.”

Testing volumes for the third quarter increased over the second quarter of 2007 as follows:  breast prognostics/solid tumor testing volumes increased 6 percent, leukemia/lymphoma volumes increased 16 percent, and PCR/molecular testing increased 16 percent. Testing volumes have grown 48 percent in the quarter when compared to the third quarter of 2006.

Gross profit in the third quarter of 2007 was $6.3 million, an increase of 79 percent as compared to $3.5 million in the third quarter of 2006. Gross margin in the third quarter 2007 was 52 percent, as compared to 45 percent in the 2006 third quarter. Andrews noted that gross margins are improving as a result of volume growth and better use of the Company’s capacity, a better revenue mix, process efficiencies and improved pricing with vendors.

Total operating expenses were $8.7 million for the third quarter of 2007, an increase of 37 percent compared to $6.4 in the third quarter of 2006.  The growth in expense was primarily due to restructuring charges incurred during the quarter relating to changes in management, increased professional fees and increased selling, bad debt and collection expenses due to the Company’s revenue growth.

Operating loss was $2.4 million, compared to a loss of $2.8 million in the third quarter 2006, a reduction of 14 percent.  Net loss from continuing operations in the 2007 third quarter was $2.9 million or $0.04 loss per share as compared to $3.1 million or $0.05 loss per share in the

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comparable 2006 period.  Net loss, including discontinued operations, for the third quarter of 2007 was $2.8 million, or a net loss per share of $0.04, as compared to a net loss of $4.0 million or net loss per share of $0.06 in the third quarter 2006.

Commenting further, Andrews said, “Another significant milestone in the quarter was the first revenue achieved from services related to our novel marker strategy. Along with continued growth from existing cancer diagnostic services, we believe our novel marker program can provide us with additional high-growth revenue streams, which are the foundation of our new business model. While revenue in novel markers is modest now, we are currently in various stages of development with key programs in each of the areas of cancer in which we have franchises. We expect to begin commercialization of a number of additional novel markers in the coming 12 months.”

At September 30, 2007, the Company’s cash and cash equivalents were $2.0 million compared to $0.4 million at December 31, 2006.  Including cash, cash equivalents and existing debt lines the Company ended the quarter with a total of $8.0 million available.

Clarient will discuss third quarter 2007 results and certain future expectations on a conference call and live web cast at 5:00 PM EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings.  www.safeguard.com

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in

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these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services  business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the Company’s ability to successfully complete a joint development agreement with Zeiss for the development of novel diagnostic tests, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business are satisfied,  the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all , unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and  the amount of resources the Company determines to apply to novel marker development and commercialization, the Company’s ability to obtain additional financing if required on favorable terms or at all,  failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:

Matt Clawson	John Baldissera
Allen & Caron, Inc.	BPC Financial Marketing
(949) 474-4300	(800) 368-1217
matt@allencaron.com

TABLES FOLLOW

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$12,058	$7,936	$31,250	$19,817
Cost of revenue	5,739	4,398	16,311	11,097

Gross profit	6,319	3,538	14,939	8,720

Selling, general and administrative expenses	8,741	6,369	22,875	18,334
Operating loss	(2,422)	(2,831)	(7,936)	(9,614)

Other expense and taxes, net	492	281	1,823	598
Loss from continuing operations	(2,914)	(3,112)	(9,759)	(10,212)

Income (loss) from discontinued operations, net of tax	153	(838)	5,514	(2,331)

Net loss	$(2,761)	$(3,950)	$(4,245)	$(12,543)

Basic and diluted income (loss) per common share:

Continuing operations	$(0.04)	$(0.05)	$(0.14)	$(0.15)

Discontinued operations	$0.00	$(0.01)	$0.08	$(0.04)

Net Income (loss)	$(0.04)	$(0.06)	$(0.06)	$(0.19)

Weighted average number of common shares outstanding	71,613,956	67,339,694	71,482,084	67,007,971

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Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2007	2006

Cash and cash equivalents	$1,994	$448
Accounts receivable, net	11,604	8,851
Property and equipment, net	10,909	10,138
Other assets	2,164	7,593

Total assets	$26,671	$27,030

Total liabilities	$27,668	$25,870
Stockholders’ equity	(997)	1,160

Total liabilities and stockholders’ equity	$26,671	$27,030

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